                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 28th day of Feb, 1997 ("Effective Date"), by and between INTUITIVE SURGICAL DEVICES, INC., a Delaware corporation (the "Company") and LONNIE SMITH ("Executive").

                                    RECITALS

     A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

     B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

     C. In consideration of the foregoing promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

1.   EMPLOYMENT.

           (a) The Company hereby agrees to employ Executive and Executive hereby agrees to accept employment by the Company, upon the terms and conditions set forth in this Agreement.

           (b) The Company and Executive each agree and acknowledge that Executive is employed by the Company as an "at-will" employee and that either Executive or the Company has the right at any time to terminate Executive's employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive's employment with the Company terminates under the circumstances described herein.

     2.   POSITION AND DUTIES.

          (a) Executive shall be the Chief Executive Officer of the Company, reporting directly to the Board of Directors, and shall serve in such other capacity or capacities as the Board of Directors of the Company may from time to time prescribe.


                                      1.

          (b) Executive shall serve as a director of the Company during his employment by the Company, and shall serve in such capacity for such compensation, if any, as is provided to other employee directors.

          (c) Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, provided however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board of Directors of the Company. Executive's duties shall include, but not be limited to providing strong leadership for the Company's operations, and playing a major role in the development of new products, technology, external collaborations and corporate alliances. The Company particularly expects Executive to serve as a role model for staff development and scientific excellence.

          (d) Executive shall devote his full time and attention during normal business hours to the business affairs of the Company except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude Executive from devoting reasonable time required for serving as a director or a member of a committee of any organization involving no conflict of interest with the interest of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

     3.   COMPENSATION AND BENEFITS.

          (a) SALARY AND BENEFITS. During the period of Executive's employment hereunder, the Company shall pay to Executive an annual salary in an amount of three hundred thousand dollars ($300,000), less standard deductions and withholdings, payable in installments in accordance with Company policy. Executive also shall be entitled to all rights and benefits for which he meets applicable eligibility conditions under such group insurance and other Company benefit programs, including sick and vacation leave and the 1996 Equity Incentive Plan, (Exhibit D) which may be in force from time to time and provided to Executive or for the Company's employees generally. The Company reserves the right to modify Executive's compensation and benefits from time to time as it deems necessary.

          (b) BONUS. To the extent determined by the Compensation Committee of the Board, Executive shall be eligible to participate in such management bonus programs as may be adopted by the Company from time to time, if any.

          (c) STOCK OPTIONS. The Company intends and agrees that Executive will be granted an option to purchase capital stock of the Company. Upon the commencement of Executive's employment, the Company agrees to grant Executive an option to purchase seven hundred thousand (700,000) shares of the Company's common stock under the Company's 1996 Equity Incentive Plan. The exercise price per share of the option shall be equal to one hundred percent (100%) of the fair market value of the Company's common stock as determined under


                                     2.

the 1996 Equity Incentive Plan on the date of grant. The option shall vest as to one sixtieth (1/60th) of the shares subject to the option for each full month of completed service, beginning on the date of the grant. If the Company enters into an Acquisition, then the option shall vest as to all the shares subject to the option immediately prior to the closing of such Acquisition. For purposes of this Agreement, "Acquisition" shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the shareholders of the Corporation prior to such consolidation, merger or reorganization or any transaction or series of related transactions shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction of series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred. The Company intends and agrees that Executive will be allowed to purchase five hundred thousand dollars ($500,000) worth of the Series C Preferred Stock of the Company, at the same price and on the same terms and conditions as the institutional investors, when the Company closes the sale of its Series C Preferred Stock. Notwithstanding the foregoing, Executive acknowledges and agrees that there are no further commitments or obligations on the part of the Company to grant to Executive any additional options.

          (d) EXPENSES. Executive shall be entitled to receive reimbursement of all actual and reasonable expenses incurred by Executive in performing Company services, including expenses related to travel and expenses while away from home on business. Such expenses shall be accounted for under the policies and procedures established by the Company.

          (e) RELOCATION EXPENSES. In connection with Executive's relocation, Executive shall be entitled to receive reimbursement of the closing costs associated with selling Executive's principal residence, the cost of moving Executive's furnishings and family, and expenses for temporary local housing. Such reimbursement shall not exceed one hundred thousand ($100,000) dollars.

     4. TERMINATION BY THE COMPANY. Executive's employment with the Company may be terminated by the Company in the following circumstances.

          (a) DEATH. Upon Executive's death, the termination date shall be the last day of the month in which Executive's death occurs.

          (b) DISABILITY. If Executive becomes incapacitated due to physical or mental illness, injury, or if Executive is absent from his full-time duties for twelve (12) consecutive weeks on account of physical or mental illness, the Company shall continue to pay to Executive an amount which, when combined with disability or income-continuance benefits pursuant to a Company plan or provided under state law and received by Executive, shall equal but not exceed Executive's base salary, less standard deductions and withholdings. However, Executive must submit claims for any and all such disability benefits to which he may be entitled. For any waiting period during which Executive receives no benefits under any disability plan, the Company shall pay his entire base salary, less standard deductions and withholdings. The


                                     3.

Company shall continue to integrate such salary payments with benefits until such time as Executive returns to work or Executive's employment is terminated but in no event for longer than twelve (12) weeks.

          (c) FOR CAUSE. If the Company terminates Executive's employment for Cause, Executive shall not be entitled to receive any payments or benefits under the provisions of this Agreement, except as otherwise specifically set forth herein, and the Company shall cease paying compensation or providing benefits to Executive as of Executive's termination date. For purposes of this Agreement, Cause shall mean misconduct, including:
(i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) wilful breach of the Company's policies; (iv) intentional damage to the Company's property; or (v) material breach of this Agreement or Executive's Proprietary Information and Inventions Agreement attached hereto as Exhibit B. Physical or mental disability shall not constitute Cause.

          (d) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment at any time, without Cause, effective on the date determined by the Company. If the Company terminates Executive's employment without Cause, then Executive shall be paid the following:

               (i) SEVERANCE PAYMENTS. The Company shall continue to pay Executive his base salary in effect at the time of such termination for twelve months following the date of termination ("Severance Payments"). The Severance Payments shall be made on the Company's normal payroll dates and will be subject to standard deductions and withholdings. Notwithstanding the foregoing, pursuant to Sections 6(b) and 10 of this Agreement (relating to a termination of benefits in the event Executive competes with the Company or solicits on behalf of another person or entity), the Severance Payments shall cease as of the date Executive enters into an activity in competition with the Company or solicits the Company's employees, consultants or independent contractors, as determined solely by the Company, and Executive shall have no further rights to such benefits.

               (ii) HEALTH INSURANCE. To the extent permitted by law and by the Company's group health insurance plans, Executive will be eligible, after the date of termination, to continue his health insurance benefits under the federal COBRA law, at his own expense for up to eighteen (18) months and, later, to convert to an individual policy if he wishes. Executive will be provided with a separate notice of his COBRA rights. If Executive elects COBRA continuation, the Company agrees to pay Executive's health insurance continuation premiums for twelve (12) months following the termination date ("Benefit Period"). The Company's obligation to make such payments shall cease immediately if, during the Benefit Period, (A) Executive becomes eligible for other health insurance benefits at the expense of a new employer; or (B) in accordance with Section 6(b) of this Agreement, Executive competes with the Company or solicits on behalf of another person or entity. Executive agrees to notify a duly authorized officer of the Company, in writing, at least ten (10) business days prior to his


                                       4.

acceptance of any employment which provides health insurance benefits, or his engagement in prohibited activity defined in Section 6(b).

               (iii) STOCK OPTIONS. Vesting under Executive's stock option will cease immediately. Executive's rights with respect to vested shares will be as set forth in the stock option.

     5. TERMINATION BY EXECUTIVE. Executive may terminate his employment with the Company (1) for Good Reason within sixty (60) consecutive days following the occurrence of an event or events constituting such Good Reasons; or (2) for the convenience of Executive.

          (a) GOOD REASON. If Executive voluntarily terminates his employment with Good Reason, Executive shall receive the Severance Payments and other benefits set forth in Section 4(d) above. For the purposes of this Agreement, Good Reason means (i) substantial reduction of Executive's rate of compensation as in effect immediately prior to the Effective Date of this Agreement; (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which the Executive is entitled to participate (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Executive's participation or substantially reduce Executive's benefits under any of such plans; (iii) change in Executive's responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive; (iv) request that Executive relocate his current residence, unless Executive accepts such relocation request; (v) material reduction in Executive's duties; (vi) failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement; or (vii) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

          (b) CONVENIENCE. If Executive voluntarily resigns his employment without Good Reason as defined below, the Company shall pay Executive his base salary, less standard deductions and withholdings, through the date of termination at the rate in effect at the time of the notice of termination. Thereafter, the Company shall have no further obligations to Executive under this Agreement.

     6.   LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

          (a) REDUCTION IN PAYMENTS AND BENEFITS. The benefits provided under this Agreement are in lieu of any other benefit provided under any group severance plan of the Company in effect at the time of termination.

          (b) EARLY CESSATION OF PAYMENTS AND OTHER BENEFITS. In the event that Executive, at any time during his employment with the Company, or while receiving Severance Payments, (i) performs work for any business entity, or engages in any other work activity


                                       5.

which is in competition, or is preparing to compete, with the Company; or
(ii) either directly or through others, solicits or attempts to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, then, except as otherwise specifically provided herein, the Company's obligations to pay Executive any amounts, including but not limited to Severance Payments, health insurance premiums, or provide any benefits under the terms of this Agreement shall all cease immediately. For purposes of this Agreement, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this Agreement. Executive agrees to notify the Company, in writing, at least ten
(10) business days prior to (i) engaging in any work for any business purpose other than work for the Company; or (ii) soliciting or attempting to solicit any employee, consultant, or independent contractor of the Company to terminate his other relationship with the Company on behalf of another person or entity. The Company shall not seek to recover any amounts paid or benefits provided to Executive prior to his engagement in such competitive or solicitation activities.

          (c) RELEASE AND WAIVER OF CLAIMS. Prior to the receipt of any Severance Payments and other benefits provided under this Agreement following termination of Executive's Employment, and prior to the beginning of the Consulting Period, Executive shall, as of the date of termination, execute a Release and Waiver of Claims in the form attached hereto as Exhibit A ("Release"). In the event Executive does not execute the Release within the specified period set forth in the Release, no further amounts shall be payable and no further benefits shall be provided under this Agreement, and this Agreement shall be null and void.

          (d)  CERTAIN REDUCTIONS IN PAYMENTS OR BENEFITS.

               (i) In the event that any payments or other benefits received or to be received by Executive pursuant to this Agreement ("Payments") would
(A) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) but for this subsection (d), be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this subsection 6(d), such Payments shall be reduced to the maximum amount that would result in no portion of the Payments being subject to the Excise Tax. For such purpose, the maximum amount of Payments that may be paid without incurring the Excise Tax shall be determined by Ernst & Young, LLP or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determination (the "Accounting Firm") and shall be the largest amount for which there is substantial authority (within the meaning of Section 6662(d)(2)(B) of the Code) for no portion of the Payments being treated as subject to the Excise Tax. Any such determination shall be conclusive and binding on Executive and the Company. For purposes of making the calculations required by this subsection 6(d)(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. All fees and expenses of the Accounting Firm shall be borne solely by the


                                       6.

Company. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then subsection 6(d)(ii) hereof shall apply.

               (ii) If, notwithstanding any reduction described in subsection 6(d)(i) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of Payments, then Executive shall be obligated to pay back to the Company, within 30 days after final IRS determination, an amount of the Payments sufficient that none of the Payments retained by Executive constitute a "parachute payment" within the meaning of Code Section 280G that is subject to the Excise Tax.

          (e) CERTAIN DEFERRAL OF PAYMENTS. Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable hereunder would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest one or more subsequent calendar years in which the payment of such amounts would be deductible by the Company.

          (f) AMENDMENT OR TERMINATION OF THIS AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an appropriate officer of the Company other than Executive, which may be the Company's Chief Financial Officer, Vice President of Human Resources or other officer authorized by the Compensation Committee of the Board, after such change or termination has been approved by the Compensation Committee of the Board.

     7. CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipments, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. As a condition of this Agreement, Executive will sign and return a copy of the Company's "Proprietary Information and Inventions Agreement," attached as Exhibit B.

     8. NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any

                                      7.

stock option or other agreements with the Company; provided, however, that any benefits provided hereunder shall be in lieu of any other severance payments to which Executive may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program.

     9. CONFIDENTIALITY. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

    10. NONSOLICITATION. Executive agrees that for two (2) years after his employment with the Company is terminated he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

    11. NOTICES. Any notices called for under this Agreement shall be given as follows or to such other addresses as either party may furnish the other from time to time:

          IF TO EXECUTIVE:        Lonnie Smith
                                  76 Crosstie Lane
                                  Batesville, Indiana  47006

          IF TO THE COMPANY:      Intuitive Surgical Devices, Inc.
                                  Frederic H. Moll
                                  Director
                                  900 Hansen Way
                                  Palo Alto, CA  94304

    12. CONFIDENTIAL ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and common law discrimination claims), with the sole exception of those disputes which may arise from Executive's Proprietary Information Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement, or any other disputes or claims arising from or related to Executive's employment or the termination of his employment, shall be resolved by final and binding confidential arbitration under the procedures set forth in Exhibit C to this Agreement and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit C).

    13. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining

                                      8.

terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

    14. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

    15. ENTIRE AGREEMENT. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof and supersedes any and all prior agreements relating to such subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Executive and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

    16. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

    17. ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.

    18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

                                      9.

    19. HEADINGS. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

    IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

LONNIE SMITH,                         INTUITIVE SURGICAL DEVICES, INC.,
an individual                         a corporation


/s/  Lonnie Smith                     By: /s/ A. Grant Heidrich
-----------------------------             -----------------------------
     Lonnie Smith                     Title:  Director
                                             --------------------------

Date: 2/28, 1997                      Date: 10/2, 1996
      ----                                  ----

                                    10.

                                   EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

     In exchange for the Severance Payments and other benefits to which I would not otherwise be entitled, I hereby furnish Intuitive Surgical Devices, Inc. (the "Company") with the following release and waiver.

     I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so);
(c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.


Date:                               By:
     ----------------------            ---------------------------------

                                   EXHIBIT B

                 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                        INTUITIVE SURGICAL DEVICES, INC.

                         EMPLOYEE PROPRIETY INFORMATION
                            AND INVENTIONS AGREEMENT


     In consideration of my employment or continued employment by INTUITIVE SURGICAL DEVICES, INC. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.  NONDISCLOSURE

    1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

    1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company (hereinafter collectively referred to as "INVENTIONS");
(b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and
(c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

    1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

    1.4  NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS.
During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.  ASSIGNMENT OF INVENTIONS.

    2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

    2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on EXHIBIT B (Previous Inventions) attached hereto a complete list of all


                                       1.

Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in EXHIBIT B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on EXHIBIT B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

    2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

    2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on EXHIBIT A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

    2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

    2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

    2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

    2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified


                                       2.

in the preceding paragraph. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

 3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

 4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

 5. NON-SOLICITATION. I agree that, during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not form a business relationship with, offer to employ, or arrange employment of, anyone who is at that time employed by the Company or has been employed by the Company for any period of time during the previous six (6) months, nor shall I induce any employee of the Company to leave the employ of the Company.

 6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

 7. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the
Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

 8. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

 9. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.  GENERAL PROVISIONS.

     11.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

     11.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and

                                       3.

reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     11.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

     11.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     11.5 AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, for any reason, with or without cause, and with or without notice.

     11.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     11.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely:
4/1/97      .
------------
                                       4.

  I HAVE READ THIS AGREEMENT CAREFULLY AND   ACCEPTED AND AGREED TO:
UNDERSTAND ITS TERMS.  I HAVE COMPLETELY
FILLED OUT EXHIBIT B TO THIS AGREEMENT.      INTUITIVE SURGICAL DEVICES, INC.



Dated: 2/28/97                                    By:
      --------------------                           --------------------------
/s/ Lonnie M. Smith
----------------------------------                Title:
Signature                                               -----------------------

Lonnie M. Smith
----------------------------------                Address:  900 Hansen Way
(Printed Name)                                              Palo Alto, CA 94304

76 Crosstie Lane
----------------------------------
(Address)

Batesville, In 47006
----------------------------------













                                       5.

                                   EXHIBIT A

                        LIMITED EXCLUSION NOTIFICATION


     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

     (2)  Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                       By:  /s/ Lonnie Smith
                                           -------------------------------
                                                Lonnie Smith

                                       Date:  2/28/97
                                             -----------------------------

     WITNESSED BY:

     -----------------------------
     (Printed Name of Representative)

     Dated:
            ----------------------

                                    A-1.

                                   EXHIBIT B

TO:        Intuitive Surgical Devices, Inc.

FROM:      Lonnie Smith ( /s/ Lonnie Smith  )
                         -------------------
                               signature

DATE:      2/28/97

SUBJECT:   Previous Inventions

      1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

     /x/   No inventions or improvements.

     / /   See below:

           --------------------------------------------------------------------

           --------------------------------------------------------------------

           --------------------------------------------------------------------


/ /  Additional sheets attached.

      2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

      INVENTION OR IMPROVEMENT          PARTY(IES)       RELATIONSHIP

1.    -------------------------   --------------------  -----------------------

2.    -------------------------   --------------------  -----------------------

3.    -------------------------   --------------------  -----------------------


/ /  Additional sheets attached.

                                      B-1.

                                   EXHIBIT C

                             ARBITRATION PROCEDURE

     1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

     2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

     3. The arbitration shall be conducted in San Jose, California by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

     4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and Vice-President of JAMS shall designate the arbitrator.

     The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

     5. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

     6. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

     7. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

     8. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorneys fees, witness fees and other expenses incurred for its own benefit.

     9. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.